Exhibit 10.13

SEVERANCE BENEFIT AGREEMENT

           THIS SEVERANCE BENEFIT AGREEMENT (“Agreement”) made and entered into as of the _____ day of _______________________ (the “Effective Date”) by and between Ball Corporation (the “Corporation”) having its corporate headquarters located at 10 Longs Peak Drive, Broomfield, Colorado, and ____________________________ (the “Executive”).

WHEREAS, the Corporation and Executive desire that the Executive continue as an employee of the Corporation;

WHEREAS, the American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code of 1986, as amended, including the regulations and guidance promulgated thereunder (the “Code”); and

WHEREAS, Section 409A of the Code generally provides that deferred compensation may be subject to adverse tax consequences unless certain requirements are met; and

WHEREAS, the Internal Revenue Service has issued regulations implementing the statutory requirements of Section 409A of the Code; and

WHEREAS, the parties are parties to an Amended and Restated Severance Benefit Agreement entered into as of _______________________ (the “Prior Severance Benefit Agreement”), and desire to enter into this amended and restated Agreement as of the Effective Date in order that the Agreement comply with the requirements of Section 409A of the Code; and

WHEREAS, this Agreement shall entirely supersede the Prior Severance Benefit Agreement and sets forth certain terms should the employment relationship of the Executive with the Corporation terminate during the term (as hereinafter defined); and

WHEREAS, in order to receive the lump sum amounts payable under subsection 3(a)(iii) of this Agreement, the Executive must execute the Release (attached hereto as Exhibit 3(a)(iii)) provided for in this Agreement and allow the Release to become effective.

NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

1.           Term of Agreement.  The term of this Agreement shall commence as of the Effective Date, and shall continue until ___________________ (the “Term”); provided, however, that commencing on ____________________, and on __________ thereafter, the Term of this Agreement shall be extended automatically for one (1)

Exhibit 10.13 (continued)

additional year unless the Corporation shall have given notice to the Executive no later than sixty (60) days prior to __________ of its intent to terminate this Agreement at the end of two (2) years following __________.

2.           Termination of Employment.

(a)           Death or Disability.  For purposes of this Agreement, the Executive’s employment shall terminate automatically upon the Executive’s death or “Disability” during the Term; provided, however, this provision shall have no effect on whether the Executive’s employment has terminated for purposes of the Corporation’s long-term disability plan or program then in effect.  For purposes of this Agreement, the Executive’s employment may be terminated by reason of “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties with the Corporation for six (6) consecutive months and within thirty (30) days after written “Notice of Termination” (as defined in subsection 2(d) hereof) is given, the Executive shall not have returned to the full-time performance of his duties.

(b)           By the Corporation for Cause.  The Corporation may terminate the Executive’s employment during the Term for “Cause” or for reasons other than for Cause.  For purposes of this Agreement, “Cause” shall mean termination (i) upon the willful and continued failure of the Executive to substantially perform his duties with the Corporation (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive or on account of “Constructive Termination” (as defined in subsection 2(c) hereof), after a written demand for substantial performance is delivered to the Executive by the Corporation, which demand specifically identifies the manner in which the Board of Directors of the Corporation (the “Board”) believes that the Executive has not substantially performed his duties, or (ii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise.  For purposes of this subsection, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Corporation.

(c)           By the Executive for Constructive Termination.  The Executive may terminate his employment during the Term for “Constructive Termination.”  For purposes of this Agreement, “Constructive Termination” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following circumstances, unless such circumstances are corrected prior to the “Date of Termination” (as defined in subsection 2(e) hereof) specified in the Notice of Termination given in respect thereof:

Exhibit 10.13 (continued)

(i)           A reduction in the Executive’s annual base salary (“Annual Base Salary”)  or the failure of the Corporation to pay to the Executive any portion or installment of deferred compensation under any deferred compensation program of the Corporation within fourteen (14) days of the date such compensation is due;

(ii)           The failure by the Corporation to continue in effect any compensation or benefit plan in which the Executive participates as of the Effective Date that is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed as of the Effective Date, except for across-the-board benefit reductions similarly affecting comparably situated executives of the Corporation;

(iii)           The failure by the Corporation to continue to provide the Executive with benefits substantially similar to those enjoyed by comparably situated executives under any of the Corporation’s life insurance, medical, health and accident or disability plans in which the Executive was participating as of the Effective Date, or the failure by the Corporation to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Corporation in accordance with the Corporation’s normal vacation policy in effect as of the Effective Date;

(iv)           The failure of the Corporation to obtain satisfactory agreement from any successor of the Corporation to assume and agree to perform this Agreement, as contemplated by subsection 6(b) hereof; or

(v)           Any material breach by the Corporation of any other material provision of this Agreement.

No circumstances other than those set forth in subsection 2(c)(i) through 2(c)(v) above shall constitute Constructive Termination.  In the event the Executive believes such Constructive Termination exists, he shall, in advance of delivery of any Notice of Termination, specify to the Corporation in writing the circumstances alleged to constitute Constructive Termination, and provide the Corporation with a reasonable period of time within which to cure such circumstances.

Notwithstanding the foregoing, in the event that the Executive terminates his employment during the Term for Constructive Termination following the occurrence of a “Change in Control,” as defined in Section 2 of the

Exhibit 10.13 (continued)

letter agreement effective as of _____________________ (the “Change in Control Severance Agreement”), between the Corporation and the Executive, then in lieu of the definition set forth in this subsection 2(c) above, “Constructive Termination” shall have the meaning ascribed to it in subsection 4(iv) of the Change in Control Severance Agreement.

(d)           Notice of Termination.  Any termination by the Corporation for Cause, or by the Executive for Constructive Termination, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement.  For purposes of this Agreement, a “Notice of Termination,” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  The failure by the Executive or the Corporation to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Constructive Termination or Cause shall not waive any right of the Executive or the Corporation hereunder or preclude the Executive or the Corporation from asserting such fact or circumstance in enforcing the Executive’s or the Corporation’s rights hereunder.

(e)           Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Corporation for Cause, or by the Executive for Constructive Termination, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Corporation other than for Cause, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or Disability (as the case may be).

Notwithstanding anything to the contrary contained in this Agreement, the Executive shall not be considered to have terminated employment with the Corporation for purposes of this Agreement unless the Executive would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code.

(f)           Termination Following Change in Control.  Notwithstanding subsection 3(a)(ii) and (iii) hereof, in the case of termination, during the Term, by the Corporation other than for Cause or by the Executive for Constructive Termination, following the occurrence of a “Change in Control,” as defined in Section 2 of the Change in Control Severance Agreement, the Executive shall be entitled to (i) a benefit (the “Change in Control Benefit”) equal to the greater of each of the benefits otherwise provided in Section 3(a) hereof, and each of the benefits provided under Section 5(iii) of the Change in Control Severance Agreement (without regard to the “Gross-Up Payment” provided pursuant to subsection 5(vi) of the Change in Control Severance Agreement), plus (ii) an

Exhibit 10.13 (continued)

additional amount (the “Severance Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax (as defined in  subsection 5(vi)(a) of the Change in Control Severance Agreement) on the Change in Control Benefit, and any federal, state and local income and employment taxes and Excise Tax on the Severance Gross-Up Payment, shall be equal to the Change in Control Benefit.  Such Severance Gross-Up Payment shall be calculated pursuant to the procedures set out in subsection 5(vi) of the Change in Control Severance Agreement.  Any gross-up payments will be made five (5) days following the date that is six (6) months following the date after the Executive’s separation from service but in any event not later than the end of the taxable year following the year in which the Excise Tax is incurred.  Notwithstanding the foregoing, in the event that the Executive receives the Change in Control Benefit pursuant to this subsection 2(f) and the Severance Gross-Up Payment pursuant to this subsection 2(f), the Executive shall not be entitled to receive any additional benefits under the Change in Control Severance Agreement.

Payment of the lump sum and other amounts payable following the occurrence of a Change in Control (as defined in Section 2 of the Change in Control Severance Agreement) as provided under this Section 2 shall be made without any requirement for the execution of the Release set forth in subsection 3(a)(iii) or any other similar release.

3.           Obligations of the Corporation upon Termination.

(a)           Certain Terminations.  During the Term, if the Corporation shall terminate the Executive’s employment other than for Cause or if the Executive shall terminate his employment for Constructive Termination, or if the Executive’s employment shall terminate by reason of death or Disability (termination in any such case referred to as “Termination”), then even though such Termination may result in the Executive taking retirement:

(i)           The Corporation shall pay to the Executive  (or, if applicable, the Executive’s beneficiary or estate) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, paid in the form of a lump sum within thirty days (30) days of after the Date of Termination.

In addition, the Corporation shall pay to the Executive an amount equal to the Executive’s annual incentive compensation (“Annual Incentive Compensation”), calculated in accordance with the provisions of the Corporation’s Economic Value Added Incentive Compensation Plan (“Annual Incentive Compensation Plan”) or successor or other similar plan or plans in effect from time to time; provided however, to the extent that the Executive would not be otherwise entitled to the Annual Incentive Compensation thereunder by reason of failing to remain employed with the Corporation until the date specified

Exhibit 10.13 (continued)

under the Annual Incentive Compensation Plan or failing to satisfy a specified attained age, service or similar requirement, then such requirement shall not provide a basis for forfeiture of payment for such fiscal year in which termination occurs.  This amount will be paid at such time as amounts are regularly paid under the applicable plans but in no event later than March 15 of the year following the year that includes the Date of Termination, unless otherwise provided pursuant to the terms of applicable effective deferral elections; and

(ii)           In the event of Termination by the Corporation other than for Cause or by the Executive for Constructive Termination, excluding Termination due to death or disability, then the Corporation shall continue for a period of ____________ (_) months from the Date of Termination  life, accident and health insurance benefits to the Executive and/or the Executive’s family at least equal to those that would have been provided if the Executive’s employment had not been terminated, such benefits to be in accordance with the health and welfare benefit plans, practices, programs or policies (the “H&W Plans”) of the Corporation as in effect and applicable generally to other executives of the Corporation and their families immediately preceding the Date of Termination, which health benefits shall be provided through an arrangement that satisfies the requirements of Section 105 or 106 of the Code; provided, however, that if the Executive becomes employed with another employer and is eligible to receive, health or other similar welfare benefits under another employer-provided plan, the benefits under the H&W Plans shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the ____________ (_) month period following the Executive’s Date of Termination (and any such benefits actually received by the Executive shall be reported to the Corporation by the Executive); and

(iii)           In the event of Termination by the Corporation other than for Cause or by the Executive for Constructive Termination, excluding Termination due to death or disability, then the Corporation shall tender to Executive the Release set forth in Exhibit 3(a)(iii) as soon as possible, but in no event later than three (3) days after Termination, with only such amendments as are required by law to carry out the provisions of the Release.  The Corporation shall give the Executive the time required by law to consider the Release.  Executive understands and agrees that, in order to receive the lump sum amounts provided in this subsection 3(a)(iii), the Executive must execute the Release and allow the Release to become effective in its entirety, including but not limited to, claims under the Age Discrimination in Employment Act (“ADEA”).

Upon receipt of the executed Release and the Release becoming fully effective with respect to the claims intended to be released thereby, including but not limited to claims under the ADEA, the Corporation shall five (5) days following the date that is six (6) months following the date after the Executive’s separation from service:  (A) pay to the Executive a lump sum amount, in cash, equal to ________ (_) times the sum of (x) the Executive’s Annual Base Salary in

Exhibit 10.13 (continued)

effect immediately prior to the Date of Termination, and (y) the Executive’s Annual Incentive Compensation, calculated based on the Target Incentive Percent, as defined in the Incentive Compensation Plan, established for the Executive, for the fiscal year in which the Date of Termination occurs; (B) also pay to the Executive the present value (discounted at an interest rate equal to the prime rate promulgated by JP Morgan Chase Bank, N.A. or its successor and in effect as of the date of payment, plus one percent (1%) (the “Prime Rate”)) of all benefits under the Corporation’s Pension Plan for Salaried Employees, or any successor plan thereto and any supplemental executive retirement plans to which the Executive would have been entitled had he remained in employment with the Corporation for an additional _________________________ (___) months, each, where applicable, at the rate of Annual Base Salary, and using the same assumptions and factors, in effect at the time Notice of Termination is given, minus the present value (discounted at the Prime Rate) of the benefits to which he is actually entitled under the abovementioned plans.

(iv)           Subject to subsection 2(f) hereof, the Corporation shall pay or otherwise perform its obligations to the Executive under any benefit or other then-existing plan, policy, practice or program of the Corporation, including those related to, but not limited to, individual outplacement services in accordance with the general custom and practice generally accorded to comparably situated executives, severance compensation, vacation payments, stock options and deferred compensation, as well as under any contract or agreement entered into before or after the date hereof with the Corporation other than the Prior Severance Benefit Agreement.

(b)           Termination of the Executive for Cause or by the Executive Other than for Constructive Termination.  If the Executive’s employment shall be terminated for Cause during the Term, or if the Executive terminates employment during the Term other than a termination for Constructive Termination, which he shall not be prohibited from doing, the Corporation shall have no further obligations to the Executive under this Agreement.

(c)           Legal Expenses.  The Corporation shall pay to the Executive such reasonable legal fees and expenses incurred by the Executive in enforcing the Executive’s rights hereunder as a direct result of a Termination pursuant to subsection 3(a)(ii) and (iii) hereof, but only with respect to such claim or claims upon which the Executive substantially prevails.  Such payments shall be made within fourteen (14) business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require; provided however, that the reimbursement of legal fees will not be made later than the end of the calendar year following the calendar year in which the expenses were incurred.

4.           Mitigation.  Except as provided in subsection 3(a)(ii)(A) hereof, in no event shall the Executive be obligated to seek other employment or take any

Exhibit 10.13 (continued)

other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

5.           Confidential Information and Nondisparagement.  The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret, confidential or proprietary information, knowledge or data relating to the Corporation or any of their affiliated companies, and their respective businesses, that shall have been obtained by the Executive during the Executive’s employment by the Corporation or any of their affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  During the Term, and at all times thereafter, regardless of the reason for termination of the Executive’s employment, the Executive shall not, without prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it.  The Executive understands that during the Term, the Corporation may be required from time to time to make public disclosure of the terms or existence of this Agreement in order to comply with various laws and legal requirements.

During the Term and at all times thereafter, the Executive shall not disparage or negatively criticize, orally or in writing, the performance of the Corporation, the Board, any director of the Corporation, any specific former or current officer of the Corporation or any operating company, or the Corporation’s management group to any person; provided, however, that the Executive may divulge, discuss or provide the information described in the preceding paragraph to the extent that he is compelled by law to do so, and, in such event, the Executive shall notify the Corporation immediately upon any request or demand for information so that the Corporation may seek a protective order or other appropriate remedy.

6.           Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive, except that this Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform this Agreement if no such succession had taken place.

Exhibit 10.13 (continued)

7.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement shall be settled exclusively by arbitration conducted before one arbitrator in Broomfield, Colorado, in accordance with the rules of the American Arbitration Association then in effect relating to employment disputes.  The Corporation shall pay the fees of the arbitrator.  The arbitrator shall be officed within the Denver-Boulder-Greeley, Colorado Consolidated Metropolitan Statistical Area as defined by the Office of Management and Budget.  The determination of the arbitrator shall be conclusive and binding on the Corporation and the Executive, and judgment may be entered on the arbitrator’s award in any court having appropriate jurisdiction; provided, however, that the Corporation shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Section 5 of this Agreement.

8.           Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws.

(b)           The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)           This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought.  No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Corporation to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

(d)           The parties hereto acknowledge and agree that the Executive’s employment relationship is employment at will, except for the Corporation’s obligations under this Agreement.

(e)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	______________________
______________________
______________________

Exhibit 10.13 (continued)

If to Ball Corporation:	Ball Corporation
10 Longs Peak Drive
Broomfield, Colorado 80021-2510
Attention: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(f)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)           The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation or group benefit plan in which Executive participates.

(h)           The Executive’s or the Corporation’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Corporation may have hereunder, including without limitation the right of the Executive to terminate employment for Constructive Termination pursuant to subsection 2(c) of this Agreement, or the right of the Corporation to terminate the Executive’s employment for Cause pursuant to subsection 2(b) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i)           This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(j)           Notwithstanding anything to the contrary in this Agreement, the payment of consideration, compensation, and benefits pursuant to this Agreement shall be interpreted and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Code.

Exhibit 10.13 (continued)

IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Corporation has caused this Agreement to be executed as of the day and year first above written.

BALL CORPORATION

_________________________________
_________________________________

EXECUTIVE

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